Exhibit 99.1


Contact:

Chris Wozny
Director of Investor Relations
212.691.7900

Rachel Asche
Director of Public Relations
212.691.7900


             ScreamingMedia Completes Acquisition of Stockpoint



New York, NY and Coralville, IA - August 21, 2001 - - ScreamingMedia Inc. (NASDAQ: SCRM), a leading global provider of content solutions, announced today that it has completed its acquisition of Stockpoint, Inc., a leading provider of online financial applications, investment analysis tools and market information, creating the world's leading provider of customized content and technology solutions. Stockpoint's shareholders approved the acquisition on August 17, 2001.

Terms of Agreement:

The value of the transaction, based on ScreamingMedia's closing stock price on August 21, 2001, is approximately $22.6 million. ScreamingMedia has acquired all outstanding shares of Stockpoint in exchange for approximately
4.1 million shares of ScreamingMedia stock; 350,000 warrants with an exercise price of $6.00 each; and $1.1 million in cash. Additionally, ScreamingMedia retired $6.0 million of Stockpoint's existing debt and offered to repay $5.9 million of Stockpoint's debentures in advance of their due date. Any of the Stockpoint debentures that are not prepaid will remain due in September 2002.

Combined Financial Performance:

On a pro forma combined basis, at the end of the second quarter, the combined company would have generated $11.7 million in revenue, a 75% increase from ScreamingMedia on a stand-alone basis; had 1,031 customers, with an average contract value per customer of $59,000, for a total contract value of $61 million, with 72% derived from enterprise customers; and a total backlog of $44.9 million.

At the end of the second quarter, the combined gross profit was $8.6 million, or 74.5% of revenue, higher than the 71.8% for ScreamingMedia stand-alone. Excluding the reversal of accruals for Stockpoint in the second quarter, the combined gross profit was $8.2 million, or 70% of revenue.

On June 30, 2001, ScreamingMedia had cash, cash equivalents, and marketable securities of approximately $88 million, or $2.31 per share. The company's cash burn was $5.3 million in the second quarter. Pro forma for the acquisition at the end of second quarter, the combined companies would have had $76.0- $82.0 million in cash, cash equivalents, and marketable securities, depending on the amount of debentures prepaid.

Combined Company Leadership:

ScreamingMedia's senior management will maintain their current positions with Kevin Clark as Chairman and Chief Executive Officer; David Obstler, Chief Financial Officer; Terry Waters, Chief Operating Officer; and Steven Spencer, Chief Technology Officer. Alan Ellman, Founder of ScreamingMedia will become Vice Chairman of the Board of Directors. Stockpoint's senior management will assume the following roles at ScreamingMedia: Former Chief Executive Officer of Stockpoint, Bill Staib, will become Executive Vice President of Technology and Product; Chris Dominguez, Stockpoint's President and co-Founder will become Executive Vice President of Content Development; and Luan Cox will become Senior Vice President of North American Sales.

About ScreamingMedia:

ScreamingMedia (Nasdaq: SCRM) provides complete content solutions for all enterprise platforms. Powered by its state-of-the-art technology platform, ScreamingMedia offers its clients robust content and technology services to meet all their business needs. ScreamingMedia's technology powers the aggregation, integration and distribution of content into Websites, Intranets, Wireless solutions, iTV, and virtually any other platform. ScreamingMedia also provides turn-key and custom applications for information-intensive industries, such as the financial sector. Serving the United States, Europe and Latin America, ScreamingMedia is headquartered in New York City and has offices in San Francisco, Iowa, Miami, London, Paris, Munich and Sydney, Australia (through an exclusive agreement with BecomeMedia). For more information, visit ScreamingMedia's website at www.screamingmedia.com.


The release contains information about future expectations and plans of ScreamingMedia's management and prospects of ScreamingMedia's business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the timely development and market acceptance of new and updated products, our ability to expand our infrastructure (including personnel and computer systems) and the effect of competition. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. ScreamingMedia undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.